Pricing Supplement Dated June 26, 1997                     Rule 424(b)(1)
(To Prospectus dated May 15, 1997)                         File No. 333-21193

                             HOMESIDE LENDING, INC.
                         Medium-Term Notes - Fixed Rate

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Principal Amount:  $15,000,000              Interest Rate:  6.86%
Agent's Discount or Commission:  .45%       Stated Maturity Date:  July 2, 2001
Net Proceeds to Issuer:  $14,932,500        Original Issue Date:  July 1, 1997

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Interest Payment Dates:  June 30 and December 30 of each year, commencing
December 30, 1997

o        Redemption:

         |X|    The Notes cannot be redeemed prior to the Stated Maturity Date.
         o      The Notes may be redeemed prior to the Stated Maturity Date.
                Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction:  _____% until
                Redemption Percentage
                is 100% of the principal amount.

o        Optional Repayment:

         |X|    The Notes cannot be repaid prior to the Stated Maturity Date.
         o      The Notes can be repaid prior to the Stated Maturity Date at the option of the holder
                of the Notes.
                Option Repayment Dates:
                Repayment Price:            %

         Original Issue Discount:       o Yes        |X| No
                Total Amount of OID:
                Yield to Maturity:
                Initial Accrual Period:

         Form:  |X| Book-Entry          o Certificated

         Agents:    Chase Securities Inc.





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         Agent acting in the capacity as indicated below:

                |X| Agent               o Principal

         If as principal:
                o The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
                o The Notes are being offered at a fixed initial public offering price of % of principal amount.

         If as agent:
                |X| The  Notes  are  being  offered  at a fixed  initial  public offering price of 100% of Principal Amount.

         Other Provisions:


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